Shareholders Approve Bay Banks of Virginia, Inc. Merger With Virginia BanCorp, Inc.

Merger of equals to create powerful community bank for Central Virginia

RICHMOND, Va., March 17, 2017 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK) ("Bay Banks"), the holding company for Bank of Lancaster, and Virginia BanCorp Inc. ("Virginia BanCorp"), the holding company for Virginia Commonwealth Bank, today jointly announced that the shareholders of both companies voted yesterday in separate meetings to approve their agreement to merge. Following the merger, these two historic community banks in Central Virginia will operate as a single entity under the Virginia Commonwealth Bank brand. The parties plan to officially merge the holding companies and banks in early April, with combined assets expected to be more than $800 million.

"The shareholders of Bay Banks overwhelmingly agreed with those of Virginia BanCorp in the vision of a merger of equals," explains Randal R. Greene, President and Chief Executive Officer of Bay Banks of Virginia. "We will witness two locally owned community banks, each with more than 80 years of service to their communities, unite to serve our customers with new services and even greater financial strength."

"Our shareholders are enthusiastic about adding new capabilities and services to current and new Central Virginia customers," says C. Frank Scott, III, President and Chief Executive Officer of Virginia BanCorp. "It is important to note that we will continue to be locally owned and focused on Richmond and our Central Virginia customers. We will build on each bank's reputation and provide new services within business banking, residential and commercial mortgages, and wealth management." The combined bank will locate its new corporate office to Richmond.

Virginia BanCorp shareholders will receive 4,586,397 shares of Bay Banks' stock, which is approximately 49% of the total shares outstanding, for a total deal value of $40.1 million, based on the price of Bay Banks' stock on March 16, 2017. Current Bay Banks shareholders will maintain approximately 51% interest in the newly merged entity.

Regulatory approvals for the merger have been received from the Virginia State Corporation Commission and the Federal Reserve.

Bank of Lancaster, based in Kilmarnock, operates 11 branches in the Northern Neck and in Richmond. Virginia Commonwealth Bank operates eight branches from Petersburg to Suffolk, including Richmond. Bank of Lancaster branches will maintain their identity until banking systems are consolidated in the fourth quarter of this year. "We are committed to making the transition as seamless as possible for our customers and employees," Greene concludes.

Caution Regarding Forward-Looking Statements

This information presented herein contains forward-looking statements. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the proposed merger between the Company and Virginia BanCorp, (ii) the Company's and Virginia BanCorp's plans, obligations, expectations and intentions and (iii) other statements presented herein that are not historical facts. Words such as "anticipates," "believes," "intends," "should," "expects," "will," and variations of similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs of the respective managements of the Company and Virginia BanCorp as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcomes may differ materially from what may be expressed or forecasted in forward-looking statements. Factors that could cause results and outcomes to differ materially include, among others, the ability to meet closing conditions to the transaction; the ability to complete the merger as expected and within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the merger; the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in the Company's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2015. The Company and Virginia BanCorp assume no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this report.

Contact:
Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com